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                          	 Diamond Hill
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                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR SECOND QUARTER 2008

	Columbus, Ohio - August 8, 2008 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended June 30, 2008. Assets under management ended the quarter at $5.5 billion an increase of 22% and 25% compared to $4.5 billion at the end of the second quarter of 2007
and $4.4 billion at the end of 2007.   Revenue of $12.4 million for the quarter
increased by 20% compared to the second quarter of 2007. Operating Income increased to $4.1 million for the quarter, a 19% increase from the second quarter of 2007. Net income for the quarter was $1.78 million or $0.73 per diluted share compared to net income of $2.41 million or $1.05 per diluted share during the same period in 2007.

Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. The first six months of 2008 was a difficult market environment, and for the most part each of our strategies performed very well on a relative basis. However, our focus is on long-term results and I am pleased that all our strategies continued to outperform their benchmarks over the past five years." Jim Laird, chief financial officer, stated, "New client investments in the first half of 2008 were $1.4 billion which is an increase of 96% compared to the first half of 2007. We have also seen an increase in our institutional separate account business including our large cap strategy being selected for the managed account programs from two different investment firms."

					     Three months ended June 30,
					    2008	   2007		Change
Revenue					$12,395,713	$10,368,839	  20%
Performance incentive fees		     97,980 	          -	 n.m.
    Net operating income		  4,055,628	  3,421,759	  19%
    Net operating margin		    33%	     	     33%	    -
Investment return		      	(1,331,449)	    229,586	 n.m.
Pre-tax income 		  		  2,724,179	  3,651,345	 (25%)
Net income 				 $1,779,374	 $2,413,596	 (26%)
Earnings per share - diluted		   $0.73	   $1.05	 (30%)
Weighted Average Diluted Shares		  2,447,151	  2,302,087	   6%
Assets under management		       $5.5 billion    $4.5 billion	  22%

			                     Six months ended June 30,
					    2008	    2007	Change
Revenue					 $23,298,936	 $19,723,582	  18%
Performance incentive fees		     378,881 	       4,297	 n.m.
    Net operating income		  $7,581,199	  $6,508,824	  16%
    Net operating margin		     33%	     33%	    -
Investment return		         (1,706,113)	     199,126	 n.m.
Pre-tax income 		  		   5,875,086	   6,707,950	 (12%)
Net income 				  $3,765,062	  $4,408,009	 (14%)
Earnings per share - diluted		    $1.55	    $1.97	 (21%)


Beacon Hill Fund Services - as previously announced, the company capitalized a new subsidiary, Beacon Hill Fund Services (Beacon Hill), which will offer services to small and mid-sized mutual fund companies. Beacon Hill remains focused on building its infrastructure, marketing its services, and has made good progress toward retaining a number of new clients. For the first six months of 2008, Beacon Hill generated a pre-tax loss of $566,000; which reduced Diamond Hill's net operating margin from 35% to 33%.

Income Taxes - the exercise of options and warrants in 2007 and for the first six months of 2008 resulted in a cumulative federal tax deduction of $22.8 million and a corresponding tax benefit of $7.8 million. In accordance with generally accepted accounting principles this tax benefit is not reflected in earnings. In the first half of 2008 $1.9 million of the $7.8 million was realized and $0.1 million remains for future periods.


About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.



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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363